Exhibit 10.41

Execution Copy

Dated 12 July 2004

Shurgard Self Storage SCA

and

Second Shurgard SPRL

DEVELOPMENT AGREEMENT

with respect to

Second Shurgard SPRL

Linklaters De Bandt

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

DEVELOPMENT AGREEMENT

PARTIES

This DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of 12 July 2004, by and between:

(1)	Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Register of Legal Entities (Crossroads Bank of Enterprises) under enterprise number 0454.057.394, hereinafter referred to as “Shurgard”; and

(2)	Second Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Register of Legal Entities (Crossroads Bank of Enterprises) under enterprise number 0864.611.874, hereinafter referred to as the “Company”;

Individually referred to as a “Party”, or collectively as the “Parties”.

RECITALS

(A)	On 11 May 2004, Shurgard and Luxco have entered into a joint venture agreement (the “Joint Venture Agreement”) with respect to the Company and each is or will become a shareholder of the Company at the latest at Closing (as defined hereafter).

(B)	Under the terms of the Joint Venture Agreement and in accordance with the provisions thereof, it is the intention of Parties that (1) certain sites intended for self-service storage facilities are contributed or sold to the Asset Companies (as defined hereafter) by or via the intervention of Shurgard and/or its subsidiaries, and (2) certain companies owning sites intended for self-service storage facilities are contributed or sold to the Company by or via the intervention of Shurgard, in order that such sites can be developed by Shurgard. The Asset Companies intend to lease or license self-storage space on the Properties (as defined hereafter) to corporations, partnerships, joint ventures, individuals and other legal entities for their business and personal use.

(C)	Shurgard has substantial experience in the development of self-service storage facilities, and currently develops self-service storage facilities owned by itself.

(D)	Shurgard and the Company have entered into a Property and Asset Management Agreement on the same date hereof, pursuant to which the Company engages Shurgard to manage each of the Properties and Shurgard accepts, under the terms and conditions as set forth in the Property and Asset Management Agreement (the “Property and Asset Management Agreement”).

(E)	The Company desires to engage Shurgard to identify prospective Properties for development, to acquire the Properties for the Asset Companies and to develop the Properties, and Shurgard desires to accept such engagement, all in accordance with the terms and conditions of this Agreement as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, the Parties hereto agree as follows:

1	Definitions and Interpretation

1.1	Definitions

1.1.1	For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

“Affiliated Company” or “Affiliate” means an affiliated company (“société liée” / “verbonden vennootschap”) as defined in Article 11 of the Belgian Companies Code.

“Asset Companies” means the Special Purpose Vehicles which legally and beneficially own the Properties and references to “Asset Company” shall be construed accordingly.

“Bankruptcy Proceeding” shall have the meaning as set out in Clause 10.3.2.

“Business Day” means a day the banks are open for business in Belgium and Bahrain other than a Saturday or Sunday.

“Closing” has the meaning attributed in the Joint Venture Agreement.

“Court” has the meaning set out in Clause 17.1.1.

“Credit Facility” means the development loan from the Lender(s) for an amount equal to or in excess of 62.5% but not exceeding 70% of the Direct Development Costs, such loan to be entered into in accordance with the Joint Venture Agreement at Closing.

“Design and Equipment Fee” shall have the meaning as set out in Clause 9.1.3.

“Development Fee” shall have the meaning as set out in Clause 9.1.2.

“Direct Development Costs” means the costs, fees and expenses incurred for development of a Property, as listed in Exhibit 9.

“Environmental Laws” means all or any European, national or local, civil or criminal law, common law, statutes, statutory instruments, regulation, directive statutory guidance and regulatory codes of practice, order, decree, injunction or judgment which relate to pollution or contamination and hazardous substances, to the extent they apply mandatorily to the relevant jurisdiction and Property.

“Expansion Plans” means the Shurgard Europe Expansion Plans as defined in Clause 4.1.1, and set forth in Exhibit 4.1.1(a) to this Agreement.

“Initial Arbitration Proceedings” has the meaning set out in Clause 17.1.3(i).

“Intervening Party” has the meaning set out in Clause 17.1.3(iii). “Investment Criteria” means the criteria as set forth in Exhibit 4.1.3(b).

“Investment Term” means the anticipated investment period for the Company which equals 5 years, from the date of Closing.

“Joined Party or Parties” has the meaning set out in Clause 17.1.3(iv).

“Joint Venture Agreement” means the joint venture agreement between Shurgard and Luxco dated 11 May 2004, with respect to the Company.

“Lender(s)” means the providers of the Credit Facility.

“Luxco” means Crescent Euro Self Storage Investments II SARL, a company organised and existing under the laws of Luxembourg, having its registered office at 1, rue de Glacis, L-1628 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial Register of Luxembourg under number B 100 681.

“Notice of Joinder” has the meaning set out in Clause 17.1.3(iv).

“Notification” has the meaning set out in Clause 17.1.3(i) and 17.1.3(ii).

“Parties” means Shurgard and the Company (each of them being referred to individually as a “Party”).

“Pool Account Reimbursement” shall have the meaning as set out in Clause 9.2.

“Previous Proceedings” has the meaning set out in Clause 17.1.3(ii).

“Properties” means all land, buildings, constructions and interests therein acquired for the development of the self-service storage facilities by Shurgard, directly or indirectly, under this Agreement and which are contributed to the Asset Companies pursuant to the Joint Venture Agreement and references to “Property” shall be construed accordingly.

“Property Acquisition Fee” shall have the meaning as set out in Clause 9.1.1.

“Property and Asset Management Agreement” means the agreement entered into on the same date hereof between Shurgard and the Company, pursuant to which the Company engages Shurgard to manage each of the Properties and Shurgard accepts, under the terms and conditions as set forth in the Property and Asset Management Agreement.

“Real Estate Committee” means the internal management committee of Shurgard which meets on a regular basis and which reviews and approves all real estate investments or projects in which Shurgard or its Affiliates have a direct or indirect interest.

“Real Estate Package” means the package of information prepared by Shurgard in respect of each Property including its description, development budget and proforma revenue projections, a sample of which is attached hereto in Exhibit 4.9.

“Relevant Agreements” has the meaning set out in Clause 17.1.1.

“Request to Intervene” has the meaning set out in Clause 17.1.3(iii).

“Rules” shall have the meaning as set out in Clause 17.1.1.

“Shurgard Marks” has the meaning as set out in Clause 10.1.1 of the Property and Asset Management Agreement.

“Special Purpose Vehicles” means the (directly or indirectly) wholly owned subsidiaries of the Company, which are either incorporated by the Company itself or by one of its subsidiaries or which are contributed to the Company by Shurgard pursuant to the Joint Venture Agreement; references to “Special Purpose Vehicle” shall be construed accordingly.

“SPV Shares” means the shares representing the entire capital of the Special Purpose Vehicles.

“Subsequent Proceedings” has the meaning set out in Clause 17.1.3(ii).

“Term” shall have the meaning as set out in Clause 10.2.

“VAT” means value added tax.

1.2 Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	The Exhibits to this Agreement form an integral part hereof and any reference to this Agreement includes the Exhibits and vice versa.

1.2.3	The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.4	When using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of “obligation de moyen” / “middelenverbintenis”.

1.2.5	When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of “porte-fort” / “sterkmaking”.

1.2.6	The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7	The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.2.8	The words “acquire” or “own” and all forms and derivations thereof shall include “lease for a term of at least 50 years” and “lease pursuant to a commercial lease”.

1.2.9

All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The due date for any given action shall be included in the period of time. If such due date is not a Business Day, the due date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) (“de quantième à veille de quantième” / “van de zoveelste tot de dag vóór de zoveelste”).

1.2.10	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

1.2.11	In this Agreement where it is expressly or impliedly provided that Shurgard shall carry out any duties or obligations by reference to a standard which is the same or comparable to, or in accordance with, or consistent with Shurgard’s standards or words of a similar effect are used in this Agreement, then the standard to be adopted generally by Shurgard shall be applied to its duties and obligations under this Agreement and without limitation Shurgard will exercise the standard of skill, care and diligence to be expected of a developer and manager of real estate in Western Europe with extensive experience related to locating, purchasing, developing, leasing and financing facilities used principally for self-service storage of property and with extensive experience in operating such facilities and providing equipment and services related thereto.

1.2.12	If any approval by a Party is required under this Agreement, such approval shall be required within 10 Business Days as from the notice requesting such approval, unless otherwise provided.

2	Umbrella Agreement

2.1.1	Services which according to this Agreement are to be rendered by Shurgard to the Asset Companies or the Properties may be rendered by Shurgard itself or by any of its Affiliated Companies, pursuant to separate agreements between the Asset Companies and either such Affiliated Companies or Shurgard.

2.1.2	Fees relating to such services shall be directly invoiced by the company which rendered the services.

2.1.3	If this Agreement terminates or expires, all separate agreements as referred under Clause 2.1.1 above shall also automatically terminate or expire at the same time.

3	Scope of Engagement

Subject to the terms and conditions of this Agreement, commencing on the date hereof and for the term of this Agreement as specified in Clause 10, the Company engages Shurgard, and Shurgard agrees, to identify for development, to acquire and to develop the Properties for the Asset Companies on the terms set forth below.

4	Management Duty and Authority of Shurgard

The Company grants to Shurgard sole and exclusive power and authority to take all actions contemplated by this Agreement and to implement or cause to be implemented all actions approved by the Company with respect to the development of each of the Properties subject to the limitations contained in this Agreement. Without limiting the generality of the foregoing, Shurgard shall have the duty and the authority and power to undertake, in the name and on behalf of the Company and/or the Asset Companies, each of the following actions and shall exercise such powers and authority at the cost, expense and risk of the Company and/or the Asset Companies except as otherwise specified herein:

4.1	Pre Development of the Properties

4.1.1	Shurgard will handle the market research and site prospecting necessary to identify prospective sites to comprise the Properties in the market areas pre-identified and approved as part of the Shurgard Expansion Plans (the “Expansion Plans”), a list of which is attached to this Agreement in Exhibit 4.1.1(a). Shurgard shall also put the Properties under contract, design the self-service storage facilities and any other development to be carried out on the Properties (through internal and external resources) and apply for building and other applicable permits for the said developments, and generally perform all customary due diligence, including at least to carry out Shurgard’s own internal company procedures and actions as set forth in Exhibit 4.1.1(b), prior to the acquisition of any Property.

4.1.2	The Properties when developed will consist of branded Shurgard self-service storage centres, indirectly owned by the Company through Asset Companies in six markets, namely France, Germany, The Netherlands, Denmark, Sweden and the United Kingdom, or in a selection of these markets.

4.1.3	A large proportion of the Properties have been identified at the date of this Agreement and are listed in Exhibit 4.1.3(a). Shurgard can add to that list any proposed Property if such proposed Property meets the Investment Criteria as set forth in Exhibit 4.1.3(b), or, in the event it does not meet such Investment Criteria, after prior written approval by the Company. The Parties shall use their best efforts to ensure that the capital deployed in any single market shall represent not more than one third of total capital deployed by the Company, provided that in no circumstance France shall represent more than 40% of the total capacity deployed by the Company. Without limitation to the kind of prospective Properties that can be considered and approved by the Company in case they do not meet the Investment Criteria, the Company shall consider the approval of prospective Properties that involve leases for a term of at least 50 years and commercial leases. If a proposed Property does not meet the Investment Criteria and if the Company does not agree to its development, Shurgard shall have the right to develop and operate such Property for its own account or for the account of another party but subject always to its first obligation to the Company in 4.1.5.

4.1.4	Shurgard shall prepare and provide the Company with a Real Estate Package which will be true and accurate to the best of its knowledge and belief and which will include such information required by its internal standards and procedures to be included in a Real Estate Package, a sample of which is attached in Exhibit 4.9, for each of the prospective Properties not identified before the Closing in Exhibit 4.1.3(a), and which will demonstrate how the Property will comply with the Investment Criteria, or alternatively, will require the Company’s prior approval. Shurgard will advise the Company of any material change to the information in any Real Estate Package in respect of any of the Properties as soon as practicable.

4.1.5

The Parties intend that the next approximately 40 (the precise number to be adjusted to the number the capitalisation of the Company allows under the Joint Venture Agreement) self-service storage facilities sites that will be developed by Shurgard will form the Properties to be owned by the Asset Companies. However,

Properties which have not been duly permitted, and which have not satisfied all Investment Criteria by 31 December 2005, or 30 June 2006 if so requested by Luxco in accordance with the Joint Venture Agreement, shall only be contributed or sold to the Asset Companies if the Company so agrees. The Parties shall use their best efforts to cause that all of the self-service storage centres, whether or not pre-identified, shall be open at the end of the second year after Closing.

4.1.6	Shurgard shall use its best efforts for securing all property required to carry out the development proposed in the Real Estate Package by legally binding contracts which will provide all necessary customary protection and safeguards for the purchaser of such property and which will not in any event require such purchaser to complete the purchase of the property unless and until the development is able to be commenced and carried out immediately following completion of the acquisition unless approved by the Company.

In the course of securing all necessary acquisition agreements Shurgard will instruct legal counsel approved by the Company to settle all agreements and to carry out all due diligence reasonably expected to be completed by a competent legal counsel within the relevant jurisdiction for the protection of the Company and the Asset Companies from exposure to legal or financial liability not expressly set out in the Real Estate Packages and to ensure that the development can be carried out.

4.1.7	Shurgard shall use its best efforts to obtain as soon as practical all building permits and authorisations and all necessary permissions, consents, approvals, licences, certificates and permits in legally effectual form necessary to commence, carry out and complete and to maintain and use the development in accordance with the Real Estate Package.

4.2	Acquisition of Properties

4.2.1	The Parties agree that as soon as reasonably practicable upon each Property satisfying the Investment Criteria and subject to the Credit Facility condition precedent in Clause 9.1.1 of the Joint Venture Agreement being satisfied, the Property shall be contributed to the relevant Asset Company in accordance with the terms and conditions of the Joint Venture Agreement.

4.2.2	Shurgard agrees that at the time of the contribution of the Property to the relevant Asset Company the representations set out in Clause 5.1.1 (subject to Clause 5.1.3) must be true in respect of the Property.

4.2.3	At the acquisition of a Property by the relevant Asset Company, Shurgard shall be reimbursed as set forth in Clause 9.

4.3	Developing the Properties

4.3.1	As soon as reasonably practicable following the contribution of the Property to the relevant Asset Company, Shurgard shall commence and thereafter proceed with all due expedition to complete the development of the Properties as soon as practicable.

4.3.2	Shurgard shall develop Properties for the account of the Asset Companies. The Properties will be built and developed in a good and workmanlike manner using good quality materials and (i) applying not less than the same standard of care Shurgard applies to its own properties as at the date of this Agreement and (ii) in accordance with all applicable regulations and without predjudice to the generality of the foregoing shall be of a construction quality and of materials that are of no lesser standard than the current standard of construction required by Shurgard for newly developed self-service storage centres as at today’s.

4.3.3	Shurgard shall use its best efforts to avoid cost overruns on the development of the Properties. If the aggregated cost overruns on the developments exceed 4.00% of the Direct Development Costs as budgeted in the Real Estate Packages, Shurgard shall reimburse such overruns to the extent they exceed 4.00% within 10 Business Days of the final figure being computed. This test shall be effected (i) within 4 months from the date on which all the Properties have been fully constructed or 4 months from the end of the third anniversary of the date of Closing, whichever is earlier and (ii) each time the Credit Facility requires such test to be effected. Cost overruns as a result of Acts of God or force majeure or any event beyond the control of Shurgard which it could not reasonably have foreseen, including an archeological discovery at a construction site or a change of the permit requirements after obtaining a valid permit, shall not be included for the computation of the cost overruns. If, as a result of a change to the anticipated development of a Property, additional value has been created, the corresponding cost overrun to create such additional value shall not be included in the computation of cost overruns, assuming that the annual stabilized yield after the change is greater than or equal to the annual stabilized yield represented in the Real Estate Package.

4.3.4	Shurgard shall use best efforts to manage and co-ordinate the design and construction of the development of the Property as a self-service storage facility as set out in the Real Estate Package, including to be responsible for appointing contractors and professionals such contracts and appointments to be in a legally binding form providing all necessary customary rights and protection for the Company and the Asset Companies usual and appropriate for the jurisdiction in which the works are carried out and in this respect shall appoint legal counsel if reasonably required by the Company and the responsibilities of Shurgard will include the monitoring of the performance of the contractors and consultants to ensure that they discharge their obligations to the Company and the Asset Companies and to keep the Company fully informed.

4.3.5	Shurgard shall use best efforts to ensure that any warranties relating to the development of a Property, provided by contractors to Shurgard or any of its subsidiaries, shall be transferred to the relevant Asset Company upon the contribution or the sale of said Property to such Asset Company.

4.4	Regulations and Permits

Shurgard shall use its best efforts to cause all things to be done, on behalf, in the name and for the account of the Company and/or the Asset Companies, on the Properties necessary to comply with any applicable law or regulation, having jurisdiction over the Properties, respecting the development and use of the Properties or the maintenance or operation thereof. Shurgard shall cause the Company and/or the Asset Companies to apply for and make best efforts to obtain and maintain, on behalf, in the name and for the account of the Company and/or the Asset Companies, all licenses and permits required in connection with the operation of the Properties and Shurgard will make best efforts that the Properties and the Asset Companies comply with all conditions and obligations under any building permits and similar matters in this clause during and after the development of the Properties.

4.5	Insurance

Shurgard shall obtain and maintain insurance on the Properties under development as contemplated by Clause 7.

4.6	Legal Actions

Shurgard shall cause to be instituted on behalf of the Company and/or the Asset Companies, using legal counsel approved by the Company, all legal actions or proceedings Shurgard deems necessary or advisable in connection with the development and construction of the Properties.

Shurgard shall also arrange for and supervise the defence of legal actions brought against the Company and/or the Asset Companies with respect to such matters, provided Shurgard may not confess judgment or settle any uninsured legal actions against the Company and/or the Asset Companies without the Company’s prior approval if in excess of EUR 150,000.00. The third-party costs of all such legal actions or proceedings shall be borne by the Company and/or the Asset Companies.

4.7	Hazardous Substances

Shurgard shall be responsible for ensuring that the Property complies with all Environmental Laws and shall procure that all necessary clean up will take place in the course of the development of the Property or before acquisition by the Asset Company as represented by the Real Estate Package.

For the avoidance of doubt, the costs and expenses to carry out the necessary clean-up, as represented in the Real Estate Package, shall be borne by the relevant Asset Company as part of the Direct Development Costs.

4.8	Lender Requirements

Shurgard will in the development of the Properties use best efforts to cause that the Properties and the Asset Companies comply with all applicable covenants and provisions contained in any loan documents relating to the Company’s borrowing and in the Credit Facility.

4.9	Financial and Other Information

Shurgard shall provide the Company with the following information during the development phase of a Property:

(i)	a quarterly update of the total Direct Development Costs incurred at that time in respect of each Property and any anticipated cost overrun;

(ii)	the programme for development of each of the Properties setting out the timescale for the main stages of the development, the expected date for completion of the development and for opening the Property for trade;

(iii)	any other financial or progress information reasonably requested by the Company from time to time and copies of any documents if reasonably required by the Company acting reasonably to satisfy itself that Shurgard is complying with its obligations in this Agreement or for any other reasonable purpose.

5	Representations and Warranties by Shurgard

5.1.1	Shurgard hereby represents and warrants in respect of each Property which will be contributed to the Asset Companies after Closing, that, at the time of its contribution to the Asset Companies:

(i)	The Real Estate Package, provided to the Company prior to the contribution of such Property, has been prepared in accordance with Shurgard’s own internal policies, standards and procedures and are to the best of Shurgard’s knowledge and belief true and accurate and that the Property is as represented in the said Real Estate Packages.

(ii)	The Property satisfies the Investment Criteria save in respect of any matter, which the Company has previously accepted in writing, as not complying with the Investment Criteria.

(iii)	The Property meets the requirements of the Credit Facility, including its requirements as to the value of the Property.

5.1.2	Shurgard hereby represents and warrants in respect of each Asset Company or Special Purpose Vehicle (as specified hereinafter) of which the shares will be contributed to the Company after Closing, that, at the time of its contribution to the Company:

(i)	The Special Purpose Vehicle has since the date of its incorporation:

(a)	not carried on business or traded in any capacity whatsoever, other than entering into contracts to purchase, develop or manage any of the Properties;

(b)	not acquired or agreed to acquire any assets, other than in the course of entering into the contracts referred to in Clause (a) above.

(ii)	The SPV Shares comprise, in each case, the whole of the issued share capital of the Special Purpose Vehicle and are fully paid up and legally and beneficially (either directly or indirectly) owned by Shurgard free from all or any encumbrances, except with respect to Special Purpose Vehicles under German law, of which approximately 5.2% of the shares will be held by Shurgard or an Affiliated Company of Shurgard.

(iii)	The SPV Shares have been validly issued, are fully paid or are properly credited as fully paid and constitute the whole of the issued share capital of the Special Purpose Vehicle.

(iv)	Other than the Joint Venture Agreement, there is no agreement or commitment outstanding (including any encumbrance) which calls for the issue or transfer of, or accords to any person the right to call for the allotment or issue of (whether exercisable now or in the future and whether contingent or not) any shares in the capital of the Special Purpose Vehicle (including the SPV Shares).

(v)	The Special Purpose Vehicle has complied in all material respects with all applicable laws, including, without limitation, the provisions of the national laws of each country in which it is incorporated as to filing of returns, particulars, resolutions and other documents with the relevant public authority and all legal requirements have been complied with in all material respects in connection with the formation of the Special Purpose Vehicle and with issues of shares and other securities.

(vi)	No powers of attorney have been given by the Special Purpose Vehicle which are presently outstanding except for powers of attorney given to Shurgard employees or directors in the ordinary course of business.

(vii)	The Asset Company does not have and never has had any subsidiaries nor has it ever owned the whole or any part of the issued share capital of any other company or entity nor does it have or have had the benefit of any option or agreement to acquire all or any part of the share or loan capital of any company.

(viii)	The Special Purpose Vehicle has never given any financial assistance in connection with the purchase of its own shares as would breach the law of its country of incorporation.

(ix)	The statutory books and registers of the Special Purpose Vehicle and all current books of account are written up to date and all such documents and other legally required records, deeds, agreements and documents relating to the affairs of the Special Purpose Vehicle are in its possession or under its control or under the control of Shurgard.

(x)	No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Special Purpose Vehicle or for an administration order in respect of the Special Purpose Vehicle.

(xi)	No receiver, receiver and manager, administrative receiver or liquidator has been appointed in respect of the business or the whole or any part of the assets or undertaking of the Special Purpose Vehicle and, to the best knowledge of Shurgard, there are no circumstances likely to give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator.

(xii)	The Special Purpose Vehicle is not under any legal liability or obligation to pay and has not given or made any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any of its past or present officers or employees or their dependants and there are not now any retirement benefit, pension or death benefit or similar funds, schemes or arrangements in relation to or binding on the Special Purpose Vehicle.

(xiii)	Except to the extent as permitted by the UK joint employer agreement, the Danish split payroll agreement and the Swedish split payroll agreement,

pursuant to which Shurgard’s relevant Affiliate in the UK, Denmark and Sweden and respectively the UK Special Purpose Vehicle, the relevant Danish Special Purpose Vehicle and the relevant Swedish Special Purpose Vehicle shall jointly employ certain employees, the Special Purpose Vehicle does not have any employees and has not had any employees since its date of incorporation nor is there any outstanding liability to it by any person who is now or has been an officer or employee of the Special Purpose Vehicle.

(xiv)	The Special Purpose Vehicle has not by any act or default committed:

(a)	any material criminal or unlawful acts in connection with its concerns or affairs;

(b)	any material breach of trust in relation to its concerns or affairs; or

(c)	any material breach of contract or statutory duty or any tortuous act which could lead to a claim against the Special Purpose Vehicle for indemnity, compensation, restitution or an injunction.

(xv)	Except for the normal course of business in respect to the development of the Properties, the Special Purpose Vehicle is not nor at any time has been involved in any litigation, arbitration, tribunal, inquiry or other proceedings or dispute resolution process, none of the foregoing is or are pending or to the best knowledge of Shurgard threatened by or against the Special Purpose Vehicle, and to the best knowledge of Shurgard, there are no circumstances likely to lead to any of the foregoing or to any claim being made against the Special Purpose Vehicle.

5.1.3	Indemnification

The Parties agree that Clauses 8.3, 8.5 (except with respect to Clause 5.1.2 to which Clause 8.5 of the Joint Venture Agreement does not apply) and 8.6 of the Joint Venture Agreement, as amended from time to time, shall apply mutatis mutandis to the representations and warranties given by Shurgard under this Agreement, provided (i) that the same event, matter or circumstance which can give rise to a claim under this Agreement and the Joint Venture Agreement shall only be indemnified once; (ii) that any matter set out in the relevant Real Estate Package or previously approved in writing by the Company shall be deemed disclosed; (iii) that the maximum liability for each Party set out in Clause 8.6.5 of the Joint Venture Agreement is the aggregate maximum liability of each Party under this Agreement, the Joint Venture Agreement and all other agreements referred to in the Joint Venture Agreement.

6	Duties of the Company

6.1	Cooperation

The Company hereby agrees to cooperate with Shurgard in the performance of its duties under this Agreement and to allow Shurgard, by any reasonable means, to properly fulfil its duties and obligations under this Agreement, including the representation of the Company vis-à-vis third parties, European, federal, national, regional or local public authorities and any courts or arbitrational instances, and to that end, upon the request of Shurgard, to give

Shurgard reasonable access to all files, books and records of the Company relevant to and required in connection with the operation of the Properties, and to execute all documents or instruments necessary or advisable to enable it to fulfil its duties under this Agreement.

6.2	Debt Service

The Asset Companies, or, as the case may be, the Properties, shall be responsible for payment of all promissory notes, obligations and debts servicing the Properties, whether secured or unsecured, and Shurgard shall have no obligation or authority to pay the same.

7	Insurance

Shurgard shall obtain and maintain such insurance in the name of the Company and/or the Asset Companies with respect to the Properties as is comparable to the insurance Shurgard carries from time to time on similar properties developed by it for its own account, to protect the interests of the Company, the Asset Companies, the Lenders and Shurgard. Shurgard may include the Properties under any blanket insurance policy carried by Shurgard for other similar properties that it manages.

At a minimum, such insurance shall include in relation to any of its Properties:

(a)	at all times before opening such Property, construction “all risks” insurance to the extent customary in the relevant jurisdiction;

(b)	insurance against third party and public liability risks;

(c)	insurance and indemnification for Shurgard, the Asset Companies, the Company and each of its shareholders, and, in connection therewith, it shall specifically name Shurgard, the Asset Companies, the Company and each of its shareholders as additional insured parties for the full limit of such insurance;

(d)	waivers of subrogation against the Company and each of its shareholders as well as Shurgard.

All insurance provided for in this Clause 7 shall be effected by policies issued by insurance companies of good national reputation, including Shurgard’s own captive insurance operator, if any. If such internal captive insurance operator is planned to be used for the Properties, the terms, conditions, related costs and benefits of such captive insurance operator shall be provided to and approved by Luxco prior to its implementation and application to the Properties.

The cost of such insurance, including a pro rata portion of any blanket insurance policies, shall be allocated among the Properties by Shurgard (acting fairly and reasonably) and charged to the Company and/or the Asset Companies as a direct cost of operation of the Properties.

8	Budgets

Shurgard shall use all due care and diligence and employ all reasonable efforts to ensure that the actual costs of developing the Properties in accordance with the terms of this Agreement shall not exceed the budget as presented in the Real Estate Package therefor; provided, however, the Company and Shurgard hereby acknowledge and agree that the

Real Estate Package shall be prepared for planning purposes and Shurgard is not warranting that development costs of the Properties be as budgeted.

9	Shurgard’s Compensation and Reimbursement

Direct Development Costs of a Property incurred after acquisition by an Asset Company of such Property, shall be directly allocated to such Asset Company, while the services rendered by Shurgard relating to the development, as described hereinafter, shall be reimbursed through a fee structure as set forth hereinafter.

9.1	Acquisition and Development Fee

9.1.1	At the acquisition of a Property by an Asset Company either through contribution or sale, Shurgard or its relevant Affiliate shall be reimbursed for the Direct Development Costs it incurred on such Property prior to such acquisition, plus interest at 10% per annum from the date such Direct Development Costs were incurred by Shurgard or its relevant Affiliate until the acquisition of this Property by the Asset Company (“Property Acquisition Fee”).

9.1.2	A development fee of 7% on the Direct Development Costs, excluding the annual interest carry, shall be paid to Shurgard or its relevant Affiliate, monthly in arrears, pari passu with the work’s progress and concurrent with the payment of the direct costs, covering development management services, including site selection, permitting, and construction management (“Development Fee”), it being understood that, if part of a Property is resold as excess land, the Development Fee shall be calculated on the original purchase price of the entire Property without deduction of the proceeds of such resale. The Development Fee is capped to the budget for such Development Fee as presented in the Real Estate Package.

9.1.3	(i) The internal project design, (ii) the full set up of the store IT environment and (iii) the job-cost accounting will be each reimbursed as a fixed EUR 50,000.00 amount per Property, upon opening of the Property (“Design and Equipment Fee”), for a total amount of EUR 150,000.00 per Property.

9.2	Pool Account Reimbursement

Certain direct costs, including certain marketing costs and information system costs, that also benefit other properties managed by Shurgard, may be paid by Shurgard or its relevant Affiliate and recuperated from the relevant Asset Company through a Pool Account Reimbursement as outlined in the relevant Real Estate Package (“Pool Account Reimbursement”).

9.3	Payment of Fees; Reimbursements

9.3.1	The Property Acquisition Fee shall be paid by the relevant Asset Company at the acquisition by the Asset Company of the concerned Property.

9.3.2	The Development Fee shall be paid by the relevant Asset Company, monthly in arrears, pari passu with the work’s progress and concurrent with the payment of the direct costs.

9.3.3	The Design and Equipment Fee shall be paid by the relevant Asset Company upon opening of the concerned Property.

9.3.4	Pool Account Reimbursement for each month during the term of this Agreement shall be paid by the relevant Asset Company, monthly in arrears, pari passu with the work’s progress and concurrent with the payment of the direct costs.

9.3.5	Shurgard is authorised, under the Property and Asset Management Agreement without any further consent or approval of the Company, to deduct the aggregate of the fees, as mentioned above, including any applicable VAT or other taxes or duties, from the Property revenue upon such payment becoming due.

9.4	VAT

All fees mentioned in this Agreement are stated exclusively of any applicable VAT or other taxes or duties.

10	Term of Agreement; Termination

10.1	Exclusive development

Shurgard shall have the exclusive right to develop each of the Properties in accordance with this Agreement, which shall survive (i) the sale of the Properties by the Asset Companies or (ii) a change-of-control of the Company, subject to termination for cause as described in Clause 10.3.

10.2	Term

This Agreement has been entered into for a duration equal to the time required to develop and open all of the Properties which will be owned by the Asset Companies, without exceeding a period of five years as of Closing, unless the Parties extend it by mutual agreement (the “Term”) and may only be terminated before under the terms and conditions provided herein.

10.3	Termination

10.3.1	The Company may terminate this Agreement at any time upon 10 days’ written notice to Shurgard, in the event of fraud, gross negligence or wilful misconduct, if such fraud, gross negligence or wilful misconduct would be so serious that it can not be cured by Shurgard and would make any further professional cooperation between the Parties impossible. Such termination will only be effective at the moment when a successor developer takes over the functions of Shurgard and such successor developer has obtained the approval of the competent authority, if required.

10.3.2	Either Party may terminate this Agreement upon 10 days’ written notice to the other Party if the other Party has:

(i)

failed to perform any of its material obligations under this Agreement within 10 days after notice from the other party of the need for such performance if such failure to perform relates to payment of a monetary obligation and otherwise within 30 days after such notice or, with respect to non-monetary obligations, if a longer period is reasonably required for such performance, if the breaching party has not commenced to cure such default within the above mentioned 30-day period and thereafter continuously and diligently prosecuted the same to completion;

(ii)	commenced in any court any voluntary bankruptcy or judicial composition proceeding (each, a “Bankruptcy Proceeding”);

(iii)	had filed against it in any court any Bankruptcy Proceeding;

(iv)	suffered or permitted a receiver, trustee, liquidator or similar officer to be appointed to administer and/or liquidate all or substantially all of its assets, and such appointment shall not be vacated or set aside within 30 days after the appointment of such receiver, trustee, liquidator or similar officer; or

(v)	suffered or permitted any step or procedure equivalent to the ones described under paragraphs (ii) to (iv) of this Clause occurring in relation to the relevant Party in accordance with the laws of any jurisdiction relevant to that Party.

10.3.3	If this Agreement is terminated, the Property and Asset Management Agreement shall be deemed to have been terminated at the same time, provided that damages in respect of the same loss arising under both agreements shall be recoverable once only under either agreement and not twice under the two agreements.

10.4	Damages; Indemnification

If for any reason, this Agreement is terminated, either Party shall be entitled to claim damages and proper indemnification, if applicable.

10.5	Post-termination actions

10.5.1	Within 45 days after the expiration or termination of this Agreement, whether or not in accordance with this Clause 10, Shurgard shall provide the Company with a final accounting of all transactions theretofore completed. Any amount then owing to Shurgard pursuant to the terms of this Agreement, whether for reimbursement of expenses or on account of its fees hereunder, shall be paid promptly to Shurgard.

10.5.2	If this Agreement expires while the Property and Asset Management Agreement remains in effect, the relationship between the Parties shall as of that time be governed by the terms and conditions of the Property and Asset Management Agreement, without prejudice to Clause 10.5.4 hereof.

10.5.3	Upon expiration or termination of this Agreement together with the Property and Asset Management Agreement, Parties refer to the Clause regarding post termination actions in the Property and Asset Management Agreement, without prejudice to Clause 10.5.4 hereof.

10.5.4	The expiration or termination of this Agreement shall not prejudice the rights and obligations of the Parties which, due to their nature, shall survive the expiration or termination of this Agreement in particular Clauses 10.4, 10.5, 13, 16, 17, 18 and 23.

11	Shurgard’s Other Businesses and Properties; Management of Properties

Subject to Clause 4.1.5, the Company acknowledges that Shurgard is in the business of managing and developing self-service storage facilities and other commercial real estate facilities, both for its own account and for the account of others. Subject to Shurgard complying with its obligations, the Company hereby expressly acknowledges and agrees as follows:

(a)	This Agreement does not in any way prohibit or restrict the ability of Shurgard and its Affiliates to continue to engage in such activities, or to engage in other business or businesses which may compete directly or indirectly with the activities of the Company, the Asset Companies or the Properties; and

(b)	Shurgard shall develop all properties and related businesses operated under the Shurgard Marks, including the Properties, for the maximum benefit of all properties and related businesses operated under the Shurgard Marks as a whole, which may not necessarily be to the maximum benefit of the Properties owned by the Asset Companies. In doing so, Shurgard agrees to use reasonable business judgment in determining such benefits, and to apply all of its management policies consistently to all markets and to all properties within each market.

12	Shurgard as Independent Contractor

In the performance of its duties and obligations under this Agreement, Shurgard is and shall remain an independent contractor with respect to the Company and the Asset Companies. Nothing contained herein shall be construed as (a) creating a joint venture, company, partnership or principal and agent relationship between Shurgard and the Company or (b) having created any property interest in or to the Properties in Shurgard.

13	Indemnification

(a)	Shurgard hereby agrees to indemnify and hold the Company harmless from any and all costs, expenses, attorneys’ fees, suits, liabilities, judgments, defence, damages and claims (collectively the “Losses”) in connection with the development of the Properties arising from the fraud, wilful misconduct or gross negligence of Shurgard, its employees and agents or any of its Affiliates or from default under this Agreement not rectified in accordance with Clause 10.3.1 or 10.3.2(i).

(b)	The Company hereby agrees to indemnify and hold Shurgard and its agents, employees and contractors or any of its Affiliates harmless from any and all Losses in connection with the development of the Property arising from any action, inaction or decision performed or made in connection with the performance of its duties under this Agreement, provided that such action, inaction or decision was taken in good faith in accordance with the provisions of this Agreement and does not result from the fraud, wilful misconduct or gross negligence or default under this Agreement of Shurgard, its Affiliates or their respective agents, employees or contractors.

(c)	The foregoing indemnification provisions shall not include indemnification for consequential damages experienced by the person being indemnified.

(d)	The party to be indemnified pursuant to this Clause 13 shall give prompt notice of the facts giving rise to the claim for indemnity to the indemnifying party and shall allow the indemnifying party to assume the defence of any action and to settle such claim in its sole discretion.

(e)	The provisions of this Clause 13 shall survive the termination of this Agreement.

14	Assignment

(a)	Neither this Agreement nor any right or obligation hereunder is assignable by either Party without the prior written consent of the other Party, provided that each Party can assign the rights and obligations hereunder to any one or more of its respective Affiliated Companies without the prior written consent of the other Party, provided that such assignment shall be expressly stated to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party provided that any such assignment shall not relieve the assigning Party of any of its obligations hereunder, except if agreed otherwise by the other Party, which consent shall not be unreasonably withheld.

(b)	Notwithstanding the foregoing:

•	Shurgard shall have the right, upon prior information of the Company but without the consent of the Company, to assign this Agreement to any legal entity which has, by merger, consolidation, purchase or otherwise, acquired substantially all of Shurgard’s assets or capital stock and continued Shurgard’s business in substantially the same manner as then existing as a manager of self-service storage facilities; provided, however, that no such assignment shall be effective unless the assignee shall expressly assume the obligations of Shurgard hereunder, provided that any such assignment shall not relieve Shurgard of any of its obligations hereunder, except if agreed otherwise by the Company, which consent shall not be unreasonably withheld; and

•	the Company shall be entitled to pledge its rights under this Agreement, and both Parties shall be entitled to grant direct rights under this Agreement, to The Royal Bank of Scotland plc acting as facility agent under the Credit Facility, as and to the extent required under the Credit Facility. In the context of an enforcement of such pledge, Clause 14(a) shall not apply and this Agreement and all rights under this Agreement may be assigned or transferred in accordance with the terms and conditions of and to the extent permitted by any pledge agreement and the “direct agreement” entered into between the Parties and The Royal Bank of Scotland plc in this respect in the framework of the Credit Facility.

15	Headings

The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

16	Governing Law

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of Belgium. If there is any conflict between Belgian law and mandatory local law, applicable to the Asset Companies or any of the Properties, local law shall prevail but only with respect to the concerned Property and with respect to the item for which local law applies mandatorily.

17	Arbitration

17.1.1	All disputes arising in connection with any of this Agreement, the Property and Asset Management Agreement, the Joint Venture Agreement, any share purchase agreement executed pursuant to Clause 13.9.2 or Clause 3.2 of the Joint Venture Agreement and any arrangements entered into within the framework of such agreements (together the “Relevant Agreements”), and which Parties are unable to settle amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators, all appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules (the “Court”).

The arbitration shall be held in Geneva. The proceedings and award shall be in the English language.

Every arbitrator must be and remain independent of any person that is a party to any of the Relevant Agreements, even if such party is not actually a party to the arbitration proceedings being conducted under this present Clause.

17.1.2	All Parties to this Agreement hereby acknowledge that the subject matter of the Relevant Agreements has a close inter-relationship.

17.1.3	In order to ensure that all disputes in connection with any of the Relevant Agreements are resolved in a uniform and compatible manner, the Parties to this Agreement agree to procure that the procedures set out in the paragraphs below shall be complied with.

(i)	In addition to the procedural requirements set forth by the Rules, any party to a Relevant Agreement that initiates an arbitration procedure (the “Initial Arbitration Proceedings”) shall send a copy of its request for arbitration (the “Notification”) to all the parties to all the Relevant Agreements at the same time as making such request for arbitration.

The Initial Arbitration Proceedings shall be suspended until such time as the Notification process is completed.

(ii)

The procedure set out in paragraph 17.1.3(i) above in respect of giving Notification shall similarly apply in respect of all arbitration proceedings that are commenced in respect of the Relevant Agreements subsequent to the Initial Arbitration Proceedings (“Subsequent Proceedings” and any such notification shall similarly be defined as “Notification”) and the party initiating any Subsequent Proceedings shall at the same time as making the request for arbitration inform the Secretariat of the Court of the existence of all such arbitration proceedings relating to the Relevant Agreements (“Previous Proceedings”) and request that the Court refers the matter to the same arbitrators appointed by the Court in respect of the Previous Proceedings.

(iii)	Any party that has received a Notification may, within 30 days from the receipt of such Notification, request to be included as a party (an “Intervening Party”) to the arbitration proceedings referred to in the Notification by filing a “Request to Intervene” with the Secretariat of the Court. The parties to the arbitration proceedings referred to in the Notification shall do all things possible to assist the Intervening Party in being joined as a party to those arbitration proceedings (which shall include applying for an extension of the deadline for the filing of documents to enable the Intervening Party to file documents).

(iv)	Any party to any arbitration proceedings initiated in accordance with this Clause 17 may at any time request that any other party or parties to any of the Relevant Agreements be joined in such arbitration proceedings (the “Joined Party or Parties”), provided that the party making the request reasonably believes the subject matter of the arbitration proceedings justifies the joinder of such Joined Party or Parties. A request for such joinder shall be made by written notice to the Secretariat of the Court (a “Notice of Joinder”) copied to the Joined Party or Parties.

(v)	If, notwithstanding the provisions of this Clause 17, separate arbitral procedures in respect of any of the Relevant Agreements have been initiated, any party to such arbitral procedures shall be entitled to request that the Secretariat of the Court consider consolidating the arbitral proceedings into one arbitral proceeding.

The arbitrators shall decide to so consolidate any two or more proceedings if it appears to them to be in the interest of justice that the various disputes and issues submitted to arbitration be adjudicated in one arbitral proceeding and by one award. The arbitrators shall be bound to consolidate such proceedings if to do otherwise could result in awards that are irreconcilable or which would be unenforceable.

17.1.4	The Parties hereby agree not to seek judicial review of any award made pursuant to this Clause 17. They specifically and irrevocably exclude their right to seek judicial review of the award on all the grounds listed in article 190 (2) of the Swiss Conflict of Laws Statute.

17.1.5	The Parties hereby acknowledge that all Relevant Agreements either have or shall include wording similar to this Clause 17 in such Relevant Agreement.

18	Notices

Any and all notices, elections or demands permitted or required to be made under this Agreement must be in writing, signed by the Party giving such notice, election or demand, and must be delivered personally, transmitted by electronic means (by e-mail or facsimile) with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Party, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Clause 18. The date of personal delivery or the date of refusal or receipt, as the case may be, is the date such notice is effective provided that the Parties agree that wherever practicable, and as a first option, any form of communication contemplated by this Clause 18 or by this Agreement generally shall be transmitted by electronic means.

If to Shurgard:

Shurgard Self Storage SCA

For the attention of the President

Quai du Commerce 48

1000 Brussels

Facsimile: +32 2 229 56 55

s.detollenaere@shurgardeurope.com

with a copy to the General Counsel

k.vanmieghem@shurgardeurope.com

If to the Company:

Second Shurgard SPRL

For the attention of Bruno Roqueplo

Quai du Commerce 48

1000 Brussels

Facsimile: +32 2 229 56 55

b.roqueplo@shurgardeurope.com

with a copy to Luxco

If to Luxco:

Crescent Euro Self Storage Investments II SARL

For the attention of Olivier Dorier

1, rue de Glacis

L-1628 Luxembourg

Grand Duchy of Luxembourg

Facsimile: +352 26 25 88 79

with a copy to:

Crescent Capital Investments (Europe) Ltd.

For the attention of Emira Socorro

53 Davies Street

London W1K 5JH

United Kingdom

ESocorro@crescenteurope.com

19	Third Party Beneficiary

For so long as Luxco is a shareholder of the Company, Luxco is a third party beneficiary to this Agreement pursuant to Article 1121 of the Belgian Civil Code (“stipulation pur autrui”/“beding ten behoeve van een derde”) for the purposes of Clauses 4.9 and 7 of this Agreement. Pursuant to this Clause 19, Luxco shall be entitled to the same information rights as the Company under said Clauses.

Shurgard shall provide the information as described in Clauses 4.9 and 7 directly to Luxco and shall thereby apply the same duty of care as the duty of care owed by Shurgard to the Company. Luxco will be provided with all notices and information to be provided to the Company under this Agreement at the same time as the same are to be provided to the Company.

Luxco shall be entitled to enforce the rights granted by Shurgard pursuant to this Clause 19.

The rights hereunder shall automatically terminate (i) upon termination or expiration of this Agreement, or (ii) in case Luxco is no longer a shareholder of the Company, whichever occurs the earlier.

20	Severability

If any term or provision hereof is deemed invalid, void or unenforceable either in its entirety or in a particular application by a court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect and Parties shall negotiate in good faith a replacement provision having a similar economic effect as the invalid or unenforceable provisions. If the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

21	Successors

Without prejudice to the provisions of Clause 14, this Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their permitted assigns and successors in interest.

22	Consents and Waivers

No consent or waiver, express or implied, by either Party hereto of the terms of this Agreement or of any breach or default by the other Party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to the terms of this Agreement or of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

23	Covenant of Good Faith

Each Party covenants and agrees that whenever it is authorised by this Agreement to take or omit to take any action, or to give or withhold any approval or consent, whether or not in its sole discretion, it shall take or omit to take such action, or give or withhold such approval or consent, in good faith and not in an arbitrary or capricious manner.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals as of the date first above written. Each Party acknowledges receipt of its own original.

Shurgard Self Storage SCA:

Name:	Steven De Tollenaere
Title:	Attorney-in-fact

Second Shurgard SPRL:

Name:	Kris Van Mieghem
Title:	‘Ad hoc’ representative

List of Exhibits

Exhibit 4.1.1(a) :	Expansion Plans

Exhibit 4.1.1(b):	Customary Due Diligence

Exhibit 4.1.3(a):	Properties to be contributed at Closing

Exhibit 4.1.3(b):	Investment Criteria

Exhibit 4.9:	Real Estate Package

Exhibit 9:	Direct Development Costs

Table of Contents

1	Definitions and Interpretation	3

1.1	Definitions	3

1.2	Interpretation	5

2	Umbrella Agreement	6

3	Scope of Engagement	6

4	Management Duty and Authority of Shurgard	6

4.1	Pre Development of the Properties	7

4.2	Acquisition of Properties	8

4.3	Developing the Properties	8

4.4	Regulations and Permits	9

4.5	Insurance	10

4.6	Legal Actions	10

4.7	Hazardous Substances	10

4.8	Lender Requirements	10

4.9	Financial and Other Information	10

5	Representations and Warranties by Shurgard	11

6	Duties of the Company	13

6.1	Cooperation	13

6.2	Debt Service	14

7	Insurance	14

8	Budgets	14

9	Shurgard’s Compensation and Reimbursement	15

9.1	Acquisition and Development Fee	15

9.2	Pool Account Reimbursement	15

9.3	Payment of Fees; Reimbursements	15

9.4	VAT	16

10	Term of Agreement; Termination	16

10.1	Exclusive development	16

10.2	Term	16

10.3	Termination for cause	16

10.4	Damages; Indemnification	17

10.5	Post-termination actions	17

11	Shurgard’s Other Businesses and Properties; Management of Properties	18

12	Shurgard as Independent Contractor	18

13	Indemnification	18

14	Assignment	19

15	Headings	19

16	Governing Law	20

17	Arbitration	20

18	Notices	21

19	Third Party Beneficiary	23

20	Severability	23

21	Successors	24

22	Consents and Waivers	24

23	Covenant of Good Faith	24

Exhibit 4.1.1(a)

List of Approved Expansion Plans

The Netherlands

Maastricht (incl. Liège)

Randstad

Amsterdam

Netherlands South

Utrecht

Sweden

Stockholm

Uppsala

Gothenburg

Malmö

Helsingborg

Lund

Denmark

Copenhagen (Amended February 2003)

Germany

North Rhein Westphalia (Amended December 2003)

United Kingdom

London (Amended June 2003)

France

The French Riviera

Paris IDF

PACA -Aix, Marseille, Toulon

NPDC, Lille, Roubaix, Tourcoing

Greater Lyon (with Grenoble)

PACA Extension: Avignon, Salon

Aquitaine, Midi P, Languedoc (Nimes, Montpellier, Perpignan, Pau, Bayonne, Biarritz, Toulouse, Bordeaux)

Exhibit 4.1.1(b)

Customary Due Diligence

Real Estate Investment Approval Procedures

The development process is managed by the local country team with the support of the European team and each step of this process is submitted to a European approval.

The Real Estate Committee is responsible for approvals of all real estate acquisitions and development. It is composed of members appointed by the Board of Managers of Shurgard.

All the projects and new areas to be developed are presented by each country team to the Real Estate Committee once a month.

Real Estate Process

1	Expansion plan

Prior to entering a new area / city, the local real estate team prepares an Expansion Plan, which is submitted for approval to the Real Estate Committee.

The Expansion Plan includes, among other things, the identification of sub zones based on demographic statistics like population and incomes, a real estate market analysis (land availability, level of prices) and a study of competitors.

The Expansion Plan also presents pro forma types with target rental rates, average project size and average unit size.

2	Preparation and approval of pro forma site budgets

Approvals on new acquisitions will only be given if there is an approved market plan and sub zones.

Approvals must be received from the Real Estate Committee before a contract may be entered into which binds Shurgard to purchase a property and before signing any construction contract.

2.1	Final Land Purchase Approval I

The Final Land Purchase Approval I stage is the first major stage of approval giving the right to enter into a conditional purchase contract, I, subject to relevant conditions, at the minimum to include obtaining an acceptable building permit and environmental report. Shurgard would therefore not be legally bound to proceed with the purchase if either is not forthcoming or satisfactory at an acceptable cost

The document includes a financial pro forma, sub zone map, detailed site map, site plan, rates comparison with opened sites and competition studies. The request for Final Land Approval I is signed by the local country management (Regional Director or Country Manager, Operations, Development and Finance). The request is then submitted to the Real Estate Committee for approval.

2.2	Final Land Purchase Approval II

Final Land Purchase Approval II must be obtained from the Real Estate Committee before any property is purchased or any construction contracts are signed.

Before approval is given, the proposed contracts must be approved by the European legal department based on their own review and the review of the external lawyer in the particular market where relevant. The conceptual design must also be reviewed by the central European design team and approved by the Director of Design.

A request for approval is made in a prescribed format including an executive summary, updated financial pro forma including a comparison with the initial approval, sub zone map, detailed site map, site plan/façade/unit mix, detailed construction costs including comparisons per square meter, competition studies with rent comparisons, environmental and soil reports, aerial and site pictures, etc. The following documents must be included in the Request for Final Land Purchase Approval II:

(i)	Comparison of initial and final proforma

(ii)	Final Proforma with back-up sheets

(iii)	Site maps

(iv)	Site photographs

(v)	Site plans

(vi)	Building floor plans

(vii)	Rent analysis

(viii)	Competitor study

(ix)	Summary of proposed Purchase Agreement

(x)	Summary of environmental and soil reports (if available)

The request for Final Land Purchase Approval II is signed by the local country management (Regional Director or Country Manager, Operations, Development and Finance). The request is submitted to the Real Estate Committee.

The finance manager and the European finance group have responsibility for ensuring compliance with finance conditions precedent.

In certain defined circumstances, the proposed investment must also be approved by the Board of Managers and the Company (see Exhibit 4.1.3(b)]: Investment Criteria).

2.3	Final Design and Construction approval

Before construction starts, the design, project economics and time line is further reviewed and approved by the Real Estate Committee. The documentation then becomes the final base document for the construction and operations budget.

Exhibit 4.1.3(a)

Properties to be contributed at Closing

Germany

Name of Property	Address

Köln, Melatengürtel	Siemensstrasse 31
47533 Kleve
Germany

Exhibit 4.1.3(b)

Investment Criteria

The Properties yet to be identified may be transferred automatically into the Asset Companies, as long as they meet the parameters (collectively the “Investment Criteria”) herein below:

(a)	The Property is located in a target geographic area identified in an approved Expansion Plan, as listed in Exhibit 4.1.1(a);

(b)	Total direct acquisition and direct development costs of the proposed Property do not exceed EUR 7,000,000 (EUR 10,000,000 equivalent for a Property in the United Kingdom);

(c)	The size of the proposed Property does not exceed 7,000 square meters of net rentable space at a single location;

(d)	The proposed investment in a given Property contemplates an annual stabilised yield of at least 10.5%, 11% or 11.5% (depending on and in accordance with the ranking of the given Property within the City Ranking Matrix as shown below) achieved (within no more than 30 months after opening) as calculated using formulas comparable to those in the pro forma shown below (including all capital allowances for interest during construction and carry cost based upon an actual expected 62.5 - 70% leverage and 7% interest rate);

(e)	In most cases, the proposed Properties shall be freehold. In the few exceptional cases where investment in an Property would involve leased property, the lease term (plus lessee extension options) shall expire in at least 50 years or the lessor shall be required to pay the lessee at least the replacement cost at termination;

(f)	Investment in a proposed Property shall not require the Asset Companies to acquire property for development prior to receiving the related building permit and prior to the Property being able to be developed. The related building permit must be received no later than 31 December 2005 and the Asset Companies shall not be obliged to but shall have the right to in its absolute discretion to acquire any Property after 31 December 2003;

(g)	if a proposed investment includes the acquisition of land and/or buildings that will later be sold off (as they are not a required part of the business) and such an acquisition would cause the Company to (indirectly) hold in excess of EUR 2,000,000 of such properties (based upon original cost) on its balance sheet - for the underwriting of the Real Estate Package, a sale of excess land will not be contemplated at a price in excess of the purchase price, unless a firm sales agreement has been entered into for said excess land;

(h)	For each proposed Property and before the Asset Company is bound to acquire or lease a property, a satisfactory level 1 environmental survey has to be carried out, allowing Shurgard to identify whether the land to be acquired is polluted. Investment in a proposed Property may require environmental clean-up activities after purchase but our anticipated cost for these clean-up activities shall not exceed a total of EUR 100,000, it being understood that all environmental issues below EUR 100,000 shall be cleaned up if required by applicable law;

(i)	Properties can include the development of a limited amount of other use than self storage, but this can not exceed 15% of the total project cost. In such case, Shurgard shall inform Luxco thereof and the other use shall be Shari’ah compliant as set out in the Joint Venture Agreement;

When one or more of the parameters above are not met, the investment proposal brought to the Real Estate Committee for approval, must also be approved by Luxco.

City Ranking Matrix

Shurgard Europe
City Ranking Matrix

Subzone categories

A	Central City Location - Level 1 quality level (meaning above average)
B	Central City Location - Level 2 quality level (meaning below average)
C	Close-in Suburb Location - Level 1 Quality
D	Close-in Suburb Location - Level 2 Quality
E	More distant Suburb location
F	Very distant suburb location - really can be considered a separate town

Market	Top Tier	2nd Tier	3rd Tier	4th Tier	5th Tier	6th Tier	No Go Tier
	10.50%	10.50%	11.00%	11.00%	11.50%	11.50%
France

Paris	A	B	C	D and E	F
	Paris	Porte des Lilas	Fresnes	Rosny s/bois	Mantes la Jolie
		Vincennes	Saint Denis	Marne la Vallée
		Charenton	Aubervilliers	Champigny St Maur
		Ivry	Bobigny	Pontault Combault
		Montrouge	Neuilly Plaisance	Thiais
		Issy les Moulineaux	Créteil	Viry Chatillon
		Boulogne	Vélizy	Fleury Mérogis
		Courbevoie	Versailles	Ballainvilliers
		Clichy	Le Port Marly	Massy
		Rueil Malmaison	Nanterre /Argenteuil	Villejust
		Nanterre/Puteaux		Saint Quentin en Yvelines
Enghien les Bains
Montigny les Cormeilles
Osny Cergy-Pontoise

Riviera		A	B and C	D and E	F
		Cannes	Nice Ouest
Nice Est
Antibes

Marseille			A	B and C	D and E	F
			Borely	Les Ports	Marignane
			Sainte Marguerite	Allauch	Salon de Provence
Aubagne
Aix en Provence
Ollioules
La Garde
Avignon

Lyon			A	B and C	D and E	F
			Lyon West Downtown	West Lyon
			Lyon East Downtown	North Lyon
Villeurbanne
West Grenoble
East Lyon
Porte des Alpes
South Lyon
East Grenoble

Lille			A	B and C	D and E	F
			Marcq-en-Baroeul	Roubaix	Noyelles-Godault
Villeneuve d’Ascq
Lesquin
Lomme

Toulouse			A	B and C	D and E	F
			Balma	L’Union
			Portet	Labege
Blagnac
Nîmes
Montpellier East
Montpellier West
Perpignan

Market	Top Tier	2nd Tier	3rd Tier	4th Tier	5th Tier	6th Tier	No Go Tier
	10.50%	10.50%	11.00%	11.00%	11.50%	11.50%

Bordeaux			A	B and C	D and E	F
			Bordeaux Centre	Bordeaux East	Bayonne	Pau
Bordeaux Nord
Bordeaux West
Bordeaux South

Netherlands

Amsterdam		A	B	C	D and E	F
		A’dam Transformatorweg	A’dam Zuid-Oost	Almere (A’dam)	Haarlem	Purmerend (A’dam)
		A’dam Centrum	Zaandam (A’dam)	Hilversum	Alkmaar	Beverwijk (Haarlem)
			Amstelveen (A’dam)	Heemstede (Haarlem)		Lisse (Haarlem)
Badhoevedorp (A’dam)

The Hague			A	B and C	D and E	F
			Den Haag Laakcenter	Den Haag 2	Alphen a/d Rijn (Leiden)
			Den Haag 3	Delft (Den Haag)
			Wassenaar (Den Haag)	Wateringen (Den Haag)
Zoetermeer (Den Haag)
Leiden
Leiderdorp (Leiden)

Rotterdam			A	B and C	D and E	F
			R’dam Alexandrium	R’dam Giessenplein	Vlaardingen (R’dam)
			R’dam Centrum	R’dam Stadionweg	Dordrecht/Zwijndrecht
			Barendrecht (R’dam)	Shiedam (R’dam)	Dordrecht 2/Papendrecht
Spijkenisse (R’dam)
Gouda (R’dam)

Utrecht			A	B and C	D and E	F
			Utrecht Centrum	Utrecht Nieuwegein	Amersfoort	Deventer (Apeldoorn)
					Apeldoorn	Amersfoort 2
					Arnhem	Apeldoorn 2
					Ede (Arnhem)	Nijmegen 2
					Nijmegen	Enschede

Eindhoven				A	B and C	D and E	F
				Eindhoven	Breda	Helmond	Roosendaal (Breda)
					Breda 2		Bergen op Zoom (Breda)
					Eindhoven 2		Maastricht
					Tilburg		Heerlen-Kerkrade
					Den Bosch		Sittard-Geleen
Venlo

Sweden

Stockholm		A	B	C	D and E	F
		Södermalm East	Enskede, Årsta	Älvsjö	Huddinge	Södertälje
		Södermalm West	Liljeholmen, Hägersten	Farsta, Tyresö	Skärholmen	Uppsala West
		Kungsholmen, Essingen		Nacka, Värmdö	Haninge	Uppsala East
		Norrmalm, City		Lidingö	Upplands Väsby, Märsta
		Östermalm, Gärdet		Hässelby, Vällingby	Jakobsberg, Järfälla
				Sollentuna	Åkersberga, Vaxholm
Danderyd
Täby, Vallentuna
Spånga, Sundbyberg
Bromma, Ekerö
Solna

Malmo				A	B and C	D and E	F
				Limhamn, Bellevue	Kulladal, Möllevången,
					Rosengård	Lund West
				Malmö Centrum	Kirseberg, Husie	Lund East
Helsingborg South
Helsingborg North

Gothenburg				A	B and C	D and E	F
				GBG Centrum West	Västra Frölunda	Kortedala, Bergsjön
				GBG Centrum East	Mölndal, Källered
				Örgryte	Torslanda, Biskopsgården
Tuve, Backa, Kärra
Partille

Market	Top Tier	2nd Tier	3rd Tier	4th Tier	5th Tier	6th Tier	No Go Tier
	10.50%	10.50%	11.00%	11.00%	11.50%	11.50%

Denmark

Copenhagen		A	B	C	D and E	F
		City	Norrebro	Strandvejen	Hörsholm
		Österbro	Valby	Gladsaxe	Birkeröd
		Fredriksberg		Brönshöj	Ballerup
		Amager Nord		Rödövre	Tåstrup
				Hvidovre	Hilleröd
				Amager Syd	Roskilde
Lyngby
Herlev
Glostrup

United Kingdom

London	A	B	C	D and E	F
	Kensington & Chelsea	Greenwich	Bexley	Guildford	Oxford
	City of Westminster	Lambeth	Croydon	Farnborough & Aldershot
	Camden	Lewisham	Sutton	Camberley (district)
	Islington	Bromley	Epsom & Ewell	Wokingham
	Hammersmith & Fulham		Merton	Reading
	Wandsworth		Kingston
Richmond
Walton & Weybridge (Elmbridge)
Staines (Spelthorne)
Hounslow
Hillingdon
Docklands (newham)
Ealing
Harrow
Brent
Watford (district)
Haringey
Enfield
Redbridge

Germany

Dusseldorf		A	B	C	D and E	F
		Düsseldorf Centrum	Düsseldorf North	Neuss	Langenfeld
			Düsseldorf East	Mönchengladbach West	Wuppertal North East
			Düsseldorf South	Mönchengladbach East
			Düsseldorf Ratingen	Krefeld North
Krefeld South
Wuppertal Centre
Solingen
Remscheid

Cologne			A	B and C	D and E	F
			Köln Centrum	Bergisch Gladbach	Leverkussen
Köln Center East
			Köln South		Aachen North West
			Köln West		Aachen South East
Köln North West
Köln North East
Köln South East

Bonn				A	B and C	D and E	F
					Bonn	Troisdorf
					Bonn Bad Godesberg	Sankt Augustin

Essen				A	B and C	D and E	F
				Essen South	Mülheim a/d Ruhr	Essen West	Bottrop
						Essen North	Moers
Essen East
Oberhausen
Duisburg South
Duisburg North

						Bochum North	Herne
						Bochum South	Gelsenkirchen
Gladbeck
Recklinghausen

Market	Top Tier	2nd Tier	3rd Tier	4th Tier	5th Tier	6th Tier	No Go Tier
	10.50%	10.50%	11.00%	11.00%	11.50%	11.50%
Dortmund				A	B and C	D and E	F
				Dortmund South West	Dortmund South East	Hagen
					Dortmund North East	Hamm
Dortmund North West

Exhibit 4.9

Real Estate Package

Reference is made to Schedule 8.3(b) of the Joint Venture Agreement for a sample real estate package, which is deemed annexed to this Agreement by reference.

Exhibit 9

Direct Development Costs

Definition of direct costs and expenses relating to property development

Acquisition & Development	• Purchase price of land and building

• Payments of options to purchase

• Transfer taxes

• Other purchase closure costs

• Title insurance

• Broker commission

• Property decontamination costs

• Demolition costs of existing buildings

• External land acquisition consulting costs including

Legal, architects, planning consultants, general consultants

• Real estate appraisals

• Fees and costs relating to planning and permitting and planning compliance costs

• Preconstruction and construction insurance

• Surveys including:

Geometric land surveys, party wall, environment, structural, soil, building

• Construction consultants including:

Structural, groundworks, HVAC, M&E, architect, landscaping project management, external construction management and other external admin

• Costs in connection with building regulations and controls, health & safety

• All external construction/conversion costs including:

Demolition, groundwork, enabling works, roadworks, keypad stands, bollards, gates & fencing, landscaping, signage, piles/foundations, frame, facades, floor slabs, stairs, mezzanine, ramps, lift shafts and lifts, insulation and fire protection works, canopies, roofing, lighthouse structures, doors/windows, cladding, Mechanical and Electrical installations, HVAC, ventilation, sanitary/hydrants/ extinguishers, security systems, access control systems, intruder/fire alarms, doors and partitioning, mesh/burglar bars, CCTV, intercom, music system, paintworks, office cabinet work, furniture and equipment, utility hook ups, site clean up and finishing works, rectifications, site security, boardings, storage equipment (e.g. trolleys, fork lifts)